UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2012

VECTOR GROUP LTD.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-5759	65-0949535
(Commission File Number)	(I.R.S. Employer Identification No.)

100 S.E. Second Street, Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)

(305) 579-8000
(Registrant’s Telephone Number, Including Area Code)

(Not Applicable)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2012, Vector Group Ltd. (NYSE: VGR) (the “Company”) agreed to issue and sell $200.0 million aggregate principal amount (or up to an aggregate of $230.0 million aggregate principal amount if Jefferies & Company, Inc. (“Jefferies”), the underwriter of the offering, exercises its over-allotment option in full) of its Variable Interest Convertible Senior Notes due 2019 (the “Notes”). The Notes will be offered to the public (the “Notes Offering”) pursuant to an effective registration statement and will be registered under the Securities Act of 1933, as amended.

In connection with the Notes Offering, the Company agreed to lend to Jefferies (in such capacity the “Share Borrower”) initially 6,114,000 shares of the Company’s common stock (the “Borrowed Shares”) pursuant to the terms of a Share Lending Agreement, dated November 15, 2012 (the “Share Lending Agreement”), between the Company and the Share Borrower. The Company is entering into the Share Lending Agreement to facilitate hedging transactions related to the Notes Offering. Jefferies intends to offer in a registered public offering (i) up to 3,057,000 Borrowed Shares at a fixed price and (ii) from time to time after the completion of the fixed price share offering, up to an additional 3,057,000 Borrowed Shares at prices prevailing in the market at the time of sale or at negotiated prices (the “Borrowed Shares Offering”). The Share Borrower expects to return to the Company, shortly after the closing of the Notes Offering, 3,057,000 shares, thus reducing the number of shares outstanding under the Share Lending Agreement by 3,057,000 shares. In addition, the Share Borrower may from time to time during the term of the Share Lending Agreement borrow from the Company up to 1,000,000 additional shares of the Company’s common stock for additional offerings that may be made in subsequent offerings, on a delayed basis in transactions that may include block sales, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise (the “Supplemental Shares”). The Share Borrower may not borrow Supplemental Shares from the Company more than twice during any twelve consecutive months and each borrowing of Supplemental Shares must be in an amount of at least 250,000 shares. The total number of shares of the Company’s common stock that the Share Borrower can borrow under the Share Lending Agreement is limited to a maximum of 6,114,000 shares, but will be increased by up to 1,000,000 shares in the event any Supplemental Shares are to be sold in subsequent offerings.

The Company will not receive any proceeds from the Borrowed Shares Offering, but the Company will receive a nominal lending fee from the Share Borrower equal to the par value of the Borrowed Shares for the use of the Borrowed Shares, which the Company intends to use for general corporate purposes. In addition, pursuant to the terms of the Share Lending Agreement, the Share Borrower will be obligated to deliver to the Company, and maintain during the term of the Share Lending Agreement, collateral with a market value equal to at least the market value of the Borrowed Shares. The collateral may consist of cash, U.S. treasury securities, Borrowed Shares and such other property as the Company and the Share Borrower may from time to time agree to be acceptable collateral. During the term of the Share Lending Agreement, collateral delivered to the Company by the Share Borrower will be held for the Company’s benefit in an account in the name of the Share Borrower with a financial institution that is not affiliated with the Share Borrower (the “Collateral Custodian”), but is not under the Company’s control as of the date hereof. The Company and the Share Borrower have agreed to use good faith efforts to enter into a collateral account control agreement with the Collateral Custodian on or before December 15, 2012 (or such other date as the parties may otherwise agree) to provide the Company with control over the account and the collateral that is held for the Company’s benefit.

The Share Lending Agreement will terminate and the Borrowed Shares must be returned to the Company if the concurrent Notes Offering is not completed or upon the termination of the period beginning on the date of the Share Lending Agreement and ending on or about the maturity date of the Notes (or, if earlier, on or about the date as of which all of the Notes cease to be outstanding as a result of repurchase, conversion or other acquisition for value (or earlier in certain circumstances)), as well as under the following circumstances: (i) the Share Borrower may terminate all or any portion of a loan at any time, (ii) on a proportionate basis when the Notes are repurchased, converted or otherwise acquired for value; and (iii) the Company or the Share Borrower may terminate any or all of the outstanding loans upon a default by the other party under the Share Lending Agreement, including certain breaches by the Share Borrower of its representations and warranties, covenants or agreements under the Share Lending Agreement, or the bankruptcy of us or the Share Borrower.

The Borrowed Shares Offering is contingent upon the successful completion of the Notes Offering, and the Notes Offering is contingent upon the successful completion of the Borrowed Shares Offering.

The foregoing summary of the Share Lending Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Lending Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes or the Borrowed Shares, nor shall there be any offer, solicitation or sale of such Notes or Borrowed Shares in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement, dated as of November 15, 2012, between Vector Group Ltd. and Jefferies & Company, Inc., relating to the Notes.
1.2	Underwriting Agreement, dated as of November 15, 2012, between Vector Group Ltd. and Jefferies & Company, Inc., relating to the Borrowed Shares.
10.1	Share Lending Agreement, dated as of November 15, 2012, between Vector Group Ltd. and Jefferies & Company, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.

	By:	/s/ J. Bryant Kirkland III
Date: November 16, 2012		J. Bryant Kirkland III Vice President, Treasurer and Chief Financial Officer